Exhibit 15.3

June 2, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Wipro Limited (‘the Company’) and, under the date of June 2, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended March 31, 2016 and 2017, and the effectiveness of internal control over financial reporting as of March 31, 2017. On June 02, 2017, we were notified that the Company engaged Deloitte Haskins & Sells LLP as its principal accountant for the year ending March 31, 2018 and that the auditor-client relationship with KPMG will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2017, and the effectiveness of internal control over financial reporting as of March 31, 2017, and the issuance of our reports thereon. On June 2, 2017, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 16F of its Form 20-F dated June 2, 2017, and we agree with such statements, (except that we are not in a position to agree or disagree with the Company’s statement that Deloitte Haskins & Sells LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting).

Very truly yours,

/s/ KPMG

KPMG